Exhibit 10.3

         THIS LEASE AGREEMENT made as of the 1st day of August, 1997, by and between ODISI PROPERTIES, L.L.C., a Virginia limited liability company, party of the first part, "Lessor", and COMMUNITY NATIONAL BANK, N.A., a Virginia corporation, party of the second part, "Lessee".

                              W I T N E S S E T H:

         WHEREAS, Lessor is the owner of a certain parcel of real property located in the Town and County of Pulaski, Virginia, at One Main Street, Pulaski, Virginia ("said real property"); and

         WHEREAS, Lessor is desirous of leasing part of said real property to Lessee, and Lessee is desirous of leasing said real property from Lessor;

         NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereby agree as follows:

         1. Lease of Said Real Property. Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, approximately 1,200 sq. ft. of office space in said real property, said space having been marked off and agreed upon between the parties hereto as shown on the sketch attached hereto and marked "Exhibit A". In addition, the entire currently existing parking area located on said real property shall be included in this lease from Lessor to Lessee, and Lessee shall be entitled to use in conjunction with Lessor and others designated by Lessor the kitchen area, rest rooms and board room, provided that the board room may be used by Lessee only when it is not in use by Lessor or a designee of Lessor.

         2. Term of Lease. The term of this lease shall be for a period of two
(2) years, commencing on August 1, 1997, and terminating at midnight on July 31, 1999. In the event that Lessor elects in its sole discretion to continue to lease the portion of said real property after the expiration of the initial two
(2) year term, then Lessee shall have the first option to continue to lease the portion of said real property upon such terms and conditions as are agreed upon between the parties but in no event shall Lessor lease the premises to a third party upon terms and conditions which are more favorable than Lessor first offers to lease the same premises to Lessee.

         3. Option to Terminate. Notwithstanding any other provision of this Lease Agreement, in the event that Lessee's application to the Office of the Comptroller of the Currency ("OCC") to operate a branch bank in said real property is denied, Lessee shall have the right to terminate this Lease Agreement at any time after receiving written notice of denial from the OCC by giving written notice of termination to Lessor, and thereupon this Lease Agreement shall terminate and Lessee shall only be obligated to pay rent to Lessor through the month in which Lessee gives notice of termination to Lessor.

         4. Rent. Lessee shall pay to Lessor monthly rent in the amount of One Thousand Two Hundred Fifty Dollars ($1,250.00) for the first year of the lease term commencing on the first day of August, 1997, and thereafter on the first day of each and every month during the remaining term of the first year of this Lease Agreement. The monthly rent for the second year of this Lease Agreement shall be One Thousand Two Hundred Eighty-Seven Dollars and Fifty Cents ($1,287.50) commencing on August 1, 1998 and thereafter on the first day of each and every month during the remaining term of the second year of this Lease Agreement. All rents shall be paid to Lessor at Post Office Box 1228, Pulaski, Virginia 24301, or at such other address as Lessor shall designate.

         5. Improvements. Any improvements to said real property which Lessee desires to make shall require the prior written consent of Lessor and shall be at the sole expense and obligation of Lessee. Lessor shall be under no obligation to make any improvements to said real property. Any improvements to said real property which are structural or fixtures shall immediately become the sole property of Lessor regardless of which party pays for such improvements, and upon termination of this Lease Agreement for any reason, such improvements shall remain on said real property except for any improvements or fixtures paid for by Lessee which can be removed without damage to the leased premises. No sign may be erected or placed on said real property by Lessee without first receiving the prior written consent of Lessor as to the size, location and other specifications of such sign or signs, which consent Lessor may withhold in its reasonable discretion. It is the intent of the parties in providing for this consent with respect to signs that any such signs to be erected or placed by Lessee will not interfere with any signs or the business of Lessor or other tenants in said real property.

         6. Maintenance and Repairs. Lessor, at its expense, shall perform all maintenance and repairs to said real property as shall be reasonably necessary to keep the interior of said real property in good condition during the term of this Lease Agreement except for any maintenance and repairs which are required with respect to the banking operation of Lessee including, but not limited to, the drive-in window area, the night depository, and the vault. Lessee shall be responsible for maintenance and repairs to the parking area including, but not limited to, snow and ice removal.

         7. Structural Repairs. Any structural repairs and maintenance to the exterior of said real property except the parking area shall be the obligation of Lessor, and Lessor shall promptly act to make any structural repairs and exterior maintenance, except to the parking area, necessary to keep said real property in good operating condition.

         8. Utilities. Lessor agrees to pay for all utilities and services which may be furnished to, or used by, Lessee in or about said real property except for the cost of telephone service used by Lessee which shall be paid for by Lessee.

         9. Taxes. All real estate taxes assessed against said real property shall be paid by Lessor.

         10. Indemnification. Lessee shall indemnify and hold Lessor harmless from any and all liability, damages, expenses, causes of action, lawsuits and other claims arising from injury to persons or property on the leased portion of said real property which arise out of the act, failure to act, or negligence of Lessee, Lessee's agents or employees, in or about said real property. Lessee shall provide to Lessor proof acceptable to Lessor that said real property is covered by appropriate policies of liability insurance against all risks of loss except those ordinarily excluded in standard policies of liability insurance in a minimum amount of One Million Dollars ($1,000,000) naming Lessor as an additional insured.

         11. Default. In the event Lessee fails to make any payment of rent when due, or to perform any of Lessee's obligations hereunder, and such failure continues for thirty (30) days, then Lessee shall be in default hereunder if such nonpayment or nonperformance is not thereafter cured within ten (10) days after written notice sent by certified or registered mail, return receipt requested, to Post Office Box 1060, Pulaski, Virginia 24301. If the collection of rent or any other amounts owing pursuant to this Lease Agreement requires legal proceedings, then all expenses incurred with respect to such proceedings, including the payment of reasonable attorney's fees, shall be deemed additional rent and shall be paid by Lessee.

         12. Notice. Whenever under this Lease Agreement it shall be required or permitted that notice be given or served on any party to this Lease Agreement, such notice shall be in writing and forwarded by certified or registered mail, return receipt requested, addressed as follows:

                  TO LESSOR: ODISI Properties, L.L.C.
                              Post Office Box 1228
                             Pulaski, Virginia 24301

                  TO LESSEE:  Community National Bank
                              Post Office Box 1060
                             Pulaski, Virginia 24301

The above addresses may be changed from time to time by either party by serving notice as provided above.

         13. Assignment and Subletting. Lessee shall not assign or sublet said real property or any interest therein without the prior written consent of Lessor which consent shall not be unreasonably withheld. In the event of any such assignment or subletting, Lessee shall nonetheless remain liable for the remainder of the rent provided for in this Lease Agreement.

         14. Access to Said Real Property. Lessor, at reasonable times, will be given access to the leased portion of said real property to make any necessary repairs and will be given access to the leased portion of said real property to show said real property to prospective new tenants or purchasers within a reasonable time prior to expiration of the term of the Lease Agreement.

         15. Right of Termination. In the event of any bankruptcy proceeding by or against Lessee, or a receiver or trustee is appointed in any bankruptcy or insolvency proceeding, or

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Lessee becomes insolvent, Lessor may immediately terminate this Lease Agreement at Lessor's sole option, and may recover and resume possession of said real property, and this Lease Agreement shall thereupon terminate. No trustee, receiver, or other assignee under insolvency or bankruptcy proceedings shall acquire any interest in the leased portion of said real property. In the event of any such termination of lease at the option of Lessor, the entire balance of the rent provided for in this Lease Agreement shall immediately become due and owing to Lessor by Lessee.

         16. Abandonment. In the event said real property shall be abandoned, deserted or vacated, it shall be lawful for Lessor to repossess said real property immediately. In the event of such a re-entry by Lessor, Lessee shall be liable to Lessor for all damages and losses sustained, including the payment of the balance of the rent provided for in this Lease Agreement.

         17. Condition of Leased Portion of Said Real Property. Lessee has inspected the leased portion of said real property and accepts it in its present condition "as is".

         18. Binding Effect. All the terms of this Lease Agreement shall be binding upon, and inure to the benefit of the respective parties, their assigns, successors and legal representatives.

         19. Modification. This Lease Agreement constitute the entire agreement among the parties. It may not be changed or modified orally. Any change or modification of this Lease Agreement may be made only by a writing signed by all the parties thereto.

         20. Governing Law. This Lease Agreement shall be construed and governed in accordance with the laws of the Commonwealth of Virginia.

         IN WITNESS WHEREOF, the parties have executed this Lease Agreement this 28th day of July, 1997.


ODISI PROPERTIES, L.L.C.

by: /s/James L. Webb, Jr.           (Seal)
     Member


Community National Bank, N.A.
by: /s/Wayne L. Carpenter           (Seal)
Title - President & CEO